Exhibit 99.1

Wrap Reports $2M Gross Revenue in Q3 With Non-Lethal Response Launch

241% increase in Gross Revenue, Growth in Product and Subscription Revenue, Cost Reductions and Cash Improvements Mark Continued Progress Post Turnaround

MIAMI, FL – November 12, 2025 – Wrap Technologies, Inc. (NASDAQ: WRAP) (“Wrap” or the “Company”), a global leader in non-lethal response and public-safety technology solutions, today announced financial and operating results for the third quarter ended September 30, 2025.

Highlights of Financial Results:

●	Revenue Growth:
Total gross revenue for the three months ended September 30, 2025, was $2.0 million, representing an increase of 241% compared to $0.6 million for the same period in 2024. The growth was primarily driven by stronger BolaWrap® product sales and the addition of managed services revenue. Total net revenue for the quarter was $1.5 million, up 151% from the prior-year period. For the nine months ended September 30, 2025, gross revenue totaled $3.8 million compared to $3.6 million in 2024, while net revenue was $3.3 million versus $3.6 million, reflecting the Company’s ongoing transition to a more sustainable, service-oriented model.

The $2.0 million in quarterly sales represents the strongest performance in the past 8 quarters which we believe indicates that the Company’s core fundamentals are improving, supported by growing demand for its integrated non-lethal solutions.

●	Recurring Subscription Growth:
Recurring subscription sales grew steadily during the quarter ended September 30, 2025, totaling $236,000, which represented approximately 12% of total gross revenue. The increase reflects the Company’s continued transition toward a recurring revenue model, supported by growth in WrapReady™, WrapPlus™, and managed service subscriptions, as well as early adoption of training and policy management programs across law enforcement agencies.

●	Margin Expansion:
Gross profit increased 276% to $0.9 million for the quarter ended September 30, 2025, compared to $0.2 million in the same period last year. Gross margin expanded to 59% from 40%, driven by improved pricing discipline, product mix, and operational efficiencies.
For the nine-month period ended September 30, 2025, gross profit was $2.0 million, representing a 61% margin, compared to $2.1 million and a 56% margin in 2024.

●	Reduced Operating Expenses:
Operating expenses for the quarter ended September 30, 2025, were $3.6 million, compared to $3.9 million in the same period last year - an improvement of 6% while maintaining strategic investments in growth. For the nine months ended September 30, 2025, operating expenses decreased 11% to $11.5 million, from $13.0 million in the prior-year period.

●	Spending on Growth and Innovation:
Although total expenses remain relatively flat, the composition of spending has shifted toward growth and innovation. Investments are now concentrated in sales, marketing, and research & development (R&D)—areas that directly support future revenue generation. The Company has expanded its domestic and international salesforce, established a significant presence in Washington, D.C. to accelerate federal market expansion, and made responsible R&D investments to advance its non-lethal response ecosystem, including law enforcement capabilities, counter-drone systems, and drone-as-first-responder solutions that we believe together represent a significantly larger addressable market.

●	Improved Operating Results:
Operating loss improved 24% to $2.8 million for the quarter ended September 30, 2025, compared to $3.6 million in the third quarter of 2024. For the nine months ended September 30, 2025, operating loss improved 13% to $9.5 million, from $10.9 million in the prior-year period—demonstrating meaningful progress toward profitability through disciplined execution and operational efficiency.

Other Recent Highlights:

●	Wrap and Vector Achieved Air-to-Air Interdiction Using BolaWrap® Entanglement Technology, Ushering New Era of CUAS Defense for Military, Homeland Security, and Public Safety Partners
●	Wrap and Mithril Defense Achieved Historic First Drone-to-Human Interdiction, Proving Next-Gen Non-Lethal Aerial Response for Public Safety and Defense
●	Wrap Launched Next-Generation Drone First Responder Interdiction Solution with a Focus on Non-Lethal Response
●	Wrap Achieved Key Milestone in Counter-UAS Development with Successful MERLIN Stage One Testing Conducted by Wrap
●	Wrap Partnered with Carahsoft to Expand Public Sector Access to Non-Lethal Public Safety and Counter-UAS Solutions
●	Wrap and LETAC USA Announced Innovative Partnership to Help Define Global Standards for Non-Lethal Machine-to-Man Policy and Tactics
●	Wrap and STORM Training Group Partnered to Deliver Post-BolaWrap® Arrest & Control Training via WrapTactics™
●	Wrap Introduced WrapTactics™: Digital Training Platform Driving BolaWrap® Adoption and Shifting Policing Toward Pre-Escalation Training
●	Institutional Investor and Juggernaut Capital Founder John Shulman Joined Wrap’s Board of Directors
●	Wrap Appointed Internationally Recognized Strategic Communications and Technology Expert Braden Frame as Chief Commercial Officer
●	Wrap Appointed Experienced Law Enforcement Leader Joseph Cameron as CRO to Capture Expanding Growth Opportunities

Wrap expects to host a call to discuss these results. Details, including the date, time, and a link to register, are provided below:

●	Date: Wednesday, November 12, 2025
●	Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
●	Webcast Link: https://edge.media-server.com/mmc/p/fys43zmv

About Wrap Technologies, Inc.

Wrap Technologies, Inc. (Nasdaq: WRAP) a global leader in innovative public safety technologies and non-lethal tools, delivering cutting-edge technology with exceptional people to address the complex, modern day challenges facing public safety organizations.

Wrap’s complete public safety portfolio includes the non-lethal BolaWrap 150 device, WrapReality™ immersive training platform, WrapVision™ body-worn camera system, WrapTactics™ training programs, and next-generation CUAS solutions like PAN-DA and the 1KC Kinetic Anti-Drone Cassette, all of which supports the Company’s mission to provide safer, scalable, and cost-effective technologies for public safety, defense, and critical infrastructure markets. Wrap’s BolaWrap® 150 solution leads in pre-escalation intended to provide law enforcement with a safer choice for nearly every phase of a critical incident. This innovative, patented device deploys a multi-sensory, cognitive disruption that leverages sight, sound and sensation to expand the pre-escalation period and gives officers the advantage and critical time to manage non-compliant subjects before resorting to higher-force options. The BolaWrap 150 is not pain-based compliance. It does not shoot, strike, shock, or incapacitate, instead, it helps officers strategically operate pre-escalation on the force continuum, reducing the risk of injury to both officers and subjects. Used by over 1,000 agencies across the U.S. and in 60 countries, BolaWrap® is backed by training certified by the International Association of Directors of Law Enforcement Standards and Training (IADLEST), reinforcing Wrap’s commitment to public safety through cutting-edge technology and expert training.

Wrap Reality™ VR is a fully immersive training simulator to enhance decision-making under pressure.

As a comprehensive public safety training platform, it provides first responders with realistic, interactive scenarios that reflect the evolving challenges of modern law enforcement. By offering a growing library of real-world situations, Wrap Reality™ is intended to equip officers with the skills and confidence to navigate high-stakes encounters effectively, which we believe leads to safer outcomes for both responders and the communities they serve.

WrapVision is an all-new body-worn camera and evidence management system built for efficiency.

Designed for efficiency, security, and transparency to meet the rigorous demands of modern law enforcement, WrapVision captures, stores, and helps manage digital evidence, ensuring operational security, regulatory compliance, and enhanced video picture quality and field of view.

The WrapVision camera, powered by IONODES, boasts streamlined cloud integration and final North American assembly, with a critical made-in-America roadmap projected for early 2026. This track helps ensure data integrity and helps eliminate critical concerns over unauthorized access or foreign surveillance risks.

Trademark Information

Wrap, the Wrap logo, BolaWrap®, Wrap Reality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and include, but are not limited to, statements relating to any projections of revenue or other financial items or any statements regarding the plans and objectives of management for future operations, Wrap’s planned future products, technologies, integration, intended product designs and expected benefits therefrom, expected market opportunities and outcomes related to Wrap’s products to increase officer and public safety. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its products; the market acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solutions; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the United States; the ability to obtain patents and defend intellectual property against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other Securities and Exchange Commission filings. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Relations Contact:

(800) 583-2652

ir@wrap.com

Wrap Technologies, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(unaudited)

	September 30, 2025	December 31, 2024

ASSETS
Current Assets:
Cash and cash equivalents	$5,965	$3,610
Accounts receivable, net	1,822	513
Inventories, net	5,461	6,170
Prepaids and deposits	334	178
Total Current Assets	13,582	10,471
Property and equipment, net	138	146
Operating lease right of use assets, net	2,242	1,964
Intangible assets, net	2,147	2,354
Other assets, net	128	186
Total Assets	$18,237	$15,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	596	609
Accrued liabilities	563	1,403
Customer deposits	61	27
Deferred revenue - short term	382	466
Operating lease liability - short term	305	567
Warrants - short term	-	10,131
Total Current Liabilities	1,907	13,203

Deferred revenue - long term	18	39
Operating lease liability - long term	2,186	1,629
Total long-term liabilities	$2,204	$1,668
Total Liabilities	$4,111	$14,871

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - 5,000,000 authorized; par value $0.0001 per share; 12,707 shares issued and outstanding at September 30, 2025, and December 31, 2024	-	-
Common stock - 150,000,000 authorized; par value $0.0001 per share; 51,497,710 and 47,101,631 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	$5	$5
Series A convertible preferred stocks - 10,000 authorized, par value $0.0001 per share; 8,207 shares issued and outstanding at September 30, 2025 and December 31, 2024	-	-
Series B convertible preferred stocks - 4,500 authorized, par value $0.0001 per share, 4,500 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	-	-
Additional paid-in capital	126,085	105,326
Accumulated deficit	(111,964)	(105,081)
Total Stockholders’ Equity	14,126	250
Total Liabilities and Stockholders’ Equity	$18,237	$15,121

Wrap Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product sales	1,743	$434	2,293	$3,012
Managed services	242	-	1,241	-
Technology enabled services	37	159	265	630
Total revenues, gross	2,022	593	3,799	3,642
Sales returns and allowances	(531)	-	(531)	-
Total revenues, net	1,491	593	3,268	3,642
Cost of revenues	608	358	1,303	1,587
Gross profit	883	235	1,965	2,055

Operating Expenses:
Selling, general and administrative	3,477	3,334	10,887	11,029
Research and development	167	527	619	1,960
Total operating expenses	3,644	3,861	11,506	12,989
Loss from operations	(2,761)	(3,626)	(9,541)	(10,934)

Other income / (expense):
Interest income	2	21	6	154
Change in fair value of warrant liabilities	-	5,600	3,158	12,517
Other	(14)	(5)	(14)	(15)
Total other income / (expense), net	(12)	5,616	3,150	12,656
Net (loss) income	$(2,773)	$1,990	$(6,391)	$1,722

Less: convertible preferred stock dividends	(164)	(317)	(492)	(1,017)
Net (loss) income attributable to common stockholders	$(2,937)	$1,673	$(6,883)	$705

Net (loss) income per basic and diluted share of Common Stock	$(0.06)	$0.04	$(0.14)	$0.02
Weighted average common shares used to compute net loss per basic and diluted shares of Common Stock	51,096,292	45,861,208	49,998,057	45,067,793

Comprehensive (loss) income:
Net (loss) income	$(2,773)	$1,990	$(6,391)	$1,722
Comprehensive (loss) income	$(2,773)	$1,990	$(6,391)	$1,722

Wrap Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months ended September 30,
	2025	2024
Cash Flows From Operating Activities:
Net (loss) income	$(6,391)	$1,722
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	455	646
Loss on disposition of assets	9	-
Share-based compensation	3,073	1,814
Warranty provision	42	(37)
Change in fair value of warrant liabilities	(3,158)	(12,517)
Non-cash lease expense	(278)	217
Provision for doubtful accounts	35	(89)
Inventory obsolescence reserve	(397)	12

Changes in assets and liabilities:
Accounts receivable	(1,344)	2,337
Inventories	1,106	(529)
Prepaid expenses and other current assets	(156)	666
Accounts payable	(13)	168
Operating lease liability	295	(99)
Customer deposits	34	(956)
Accrued liabilities and other	(876)	(370)
Warranty settlement	(13)	(42)
Deferred revenue	(105)	130
Changes in other non-current assets	58	8
Net cash used in operating activities	(7,624)	(6,919)

Cash Flows From Investing Activities:
Proceeds from maturities of short-term investments	-	7,500
Capital expenditures for property and equipment	(93)	(13)
Investment in patents and trademarks	(156)	(124)
Net cash (used in) provided by investing activities	(249)	7,363

Cash Flows From Financing Activities:
Proceeds from exercise of stock options	-	588
Proceeds from issuance of Series B convertible preferred stock	4,500	-
Proceeds from issuance of warrants and common stock, net of offering costs	5,728	-
Dividends settled in cash	-	(120)
Net cash provided by financing activities	10,228	468

Net increase in cash and cash equivalents	2,355	912
Cash and cash equivalents, beginning of period	3,610	3,955
Cash and cash equivalents, end of period	$5,965	$4,867

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Reclassification of warrant liabilities to additional paid in capital	$12,151	$94
Dividends on convertible preferred stock	$(492)	$(1,017)
Dividends settled with common stock	$492	$140